Exhibit 10.26.5

2018 Executive Plan Award

KANSAS CITY SOUTHERN
2017 EQUITY INCENTIVE PLAN

RESTRICTED SHARES AWARD AGREEMENT

By this Agreement, Kansas City Southern, a Delaware corporation (the “Company”), awards to you, «Employee», an employee of the Company or an Affiliate, as Grantee, that number of shares (“Restricted Shares”) of the Company's Common Stock, $.01 par value, set forth below, subject to the terms and conditions set forth below and in the attached Exhibit A hereto and in the Kansas City Southern 2017 Equity Incentive Plan (including Committee rules, regulations, policies and procedures established thereunder), as may from time to time be amended (the “Plan”), all of which are an integral part of this Agreement.

Grant Date:    «Date»

Period of Restriction:	Beginning on the Grant Date and ending on «Date, which is the second Friday of the month in which the restriction period ends»
Number of Restricted Shares:    «Shares»

The Award evidenced by this Agreement shall not be effective until you have indicated your acceptance of this Agreement by signing one copy of this Agreement in the space provided below and returning it to the Corporate Secretary’s Office, in the envelope provided, promptly after your receipt of this Agreement from the Company. You should retain one copy of this Agreement for your records.

Kansas City Southern

By: /s/ ADAM J. GODDERZ
Adam J. Godderz
Vice President & Corporate Secretary

ACCEPTED AND AGREED*:

[Name]
[Employee ID]

* Acceptance of your award shall be indicated through the online process provided by Schwab. By clicking the “Accept” button, you are signing and dating this agreement electronically. Your electronic signature constitutes a legal signature confirming that you acknowledge and agree to the terms and conditions of this award agreement.

EXHIBIT A
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RESTRICTED SHARES AWARD AGREEMENT
1. Plan Governs. The Award and this Agreement are subject to the terms and conditions of the Plan. The Plan is incorporated in this Agreement by this reference. All capitalized terms used in this Agreement have the meaning set forth in the Plan unless otherwise defined in this Agreement. By executing this Agreement, you acknowledge receipt of a copy of the Plan and the prospectus covering the Plan and you acknowledge that the Award is subject to all the terms and provisions of the Plan. You further agree to accept as binding, conclusive and final all decisions and interpretations by the Plan Committee with respect to any questions arising under the Plan.
2. Payment. The Restricted Shares are awarded to you without requirement of payment.
3. Transfer Restrictions. Until the restrictions lapse, the Restricted Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable; provided that the designation of a beneficiary pursuant to Article 14 of the Plan shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Certificates will be transferred to you only as provided in paragraph 4 of this Exhibit A.
4. Record of Ownership. The number of your Restricted Shares with respect to which the restrictions have lapsed will be released from restrictions on the books of the Company. Delivery may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of the New York Stock Exchange. To the extent the Shares are delivered in uncertificated form, those Shares shall be deposited directly with Charles Schwab Trust Company, or such other agent designated by the Company, and the Company may utilize electronic or automated methods to transfer the Shares. Until the restrictions lapse, your Restricted Shares either will be evidenced by certificates held by or on behalf of the Company (in which case you will sign and deliver to the Company a stock power relating to the Restricted Shares so that the Company may cancel the Restricted Shares in the event of forfeiture), or the Restricted Shares will be reflected in a book-entry form or other account maintained by the Company, as determined by the Company.

5. Rights as Stockholder. During the Period of Restriction you will have all of the rights of a stockholder of the Company with respect to the Restricted Shares, except that (i) you will be subject to the provisions of paragraph 3 of this Exhibit A and (ii) any cash dividends or stock dividends paid with respect to any Restricted Shares which are subject to forfeiture under paragraph 8 of this Exhibit A will be retained by the Company for your benefit. The cash dividends or stock dividends so retained by the Company and attributable to your Restricted Shares subject to forfeiture under paragraph 8 of this Exhibit A will be distributed to you, without adjustment for earnings, in cash or in Shares (depending on the nature of the underlying dividend) when the Restricted Shares are no longer subject to forfeiture under paragraph 8 of this Exhibit A (whether or not the Restricted Shares remain subject to the provisions of paragraph 3 of this Exhibit A). You will not be entitled to any retained dividends attributable to any Restricted Shares which are forfeited pursuant to paragraph 8 of this Exhibit A.

6. Lapse of Restrictions. The Restricted Shares will no longer be subject to restrictions upon the first of the following events to occur:
(a) The end of the Period of Restriction, provided your Termination of Employment does not occur prior to that date; or
(b) The last business day of the month in which you have a Termination of Employment due to Retirement; provided, however, you will not have a Termination of Employment due to Retirement unless your Termination of Employment occurs on or after the last business day of the month in which you first satisfy the conditions for Retirement; or
(c) Your Termination of Employment by reason of your death; or
(d) Your Termination of Employment by reason of your Disability; or
(e) A Change of Control.
7. Acceleration of Vesting. The Committee may at any time or times in its discretion accelerate the vesting of some or all of your Restricted Shares by specifying a date, other than what is provided in this Agreement, on which such Shares will no longer be subject to restrictions. Any such Shares that are then vested under this paragraph 7 will not be forfeited under paragraph 8 of this Exhibit A.
8. Forfeiture. Any Restricted Shares that pursuant to the provisions of this Award Agreement do not become vested on or before your Termination of Employment will be forfeited upon your Termination of Employment. All of your rights to and interest in any Restricted Shares that are forfeited under this Agreement will terminate upon forfeiture.
9. Tax Withholding. As of any date that a required tax withholding liability (“Required Withholding”) occurs, you must remit all amounts necessary to satisfy the Required Withholding. The Company will not deliver Shares to you or release the restrictions on Shares under this Agreement unless you remit (or in appropriate cases agree to remit) or otherwise provide for the Required Withholding as allowed under the Plan, as amended.
10. No Right to Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate your employment or service at any time, nor confer upon you the right to continue in the employ of the Company or an Affiliate.
11. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Corporate Secretary. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By written notice referencing this paragraph of this Agreement, either party may designate a different address for notices. Any notice under this Agreement to the Company shall become effective upon receipt by the Company. Any notice under this Agreement to you will be deemed to have been delivered to you when delivered in person or when deposited in the United States mail, addressed to you at your address on the shareholder records of the Company, or such other address as you have designated under this paragraph.

12. Tax Consultation. Your signature on this Agreement means that you understand that you may incur tax consequences as of any date that a number (which may be all or part) of your Restricted Shares would no longer be forfeited if you were to have a Termination of Employment on such date. You agree to consult with any tax consultants you think advisable in connection with the Restricted Shares and you acknowledge that you are not relying, and will not rely, on the Company or any Affiliate for any tax advice. Please see Section 17.2 of the Plan regarding Code Section 83(b) elections.
13. Amendment. The Company reserves the right to amend the Plan at any time. The Committee reserves the right to amend this Agreement at any time.
14. Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.
15. Applicable Law. This Agreement shall be governed by the laws of the State of Delaware other than its laws respecting choice of law.
16. Data Privacy: By accepting the Award, the Grantee agrees that any data, including the Grantee’s personal data, may be exchanged among the Company and its Affiliates to the extent the Company determines necessary or advisable to administer the Plan and the Award, as well as with any third-party engaged by the Company to administer the Plan and the Awards granted under the Plan.
17. Headings. Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

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